Exhibit 10.5

FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of this     st day of                     , by and between eToys Direct, Inc. (the “Company”) and                      (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Employee and to enter into an agreement embodying the terms of such employment (this “Agreement”) and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Employee agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 below, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein.

(b) “Base Salary” shall mean the salary provided for in Section 4(a) below or any increased salary granted to Employee pursuant to Section 4(a).

(c)	“Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean a good faith determination by the Board of: (i) gross negligence (as defined in Black’s Law Dictionary) or willful misconduct by Employee in connection with Employee’s duties hereunder; (ii) failure by Employee to perform in any material respect his duties or responsibilities after notice and a fifteen (15) day opportunity to cure; (iii) misappropriation by Employee of the assets or business opportunities of the Company or its affiliates; (iv) any fraud committed by Employee or at his or her direction, or with his or her knowledge; (v) Employee’s indictment for, conviction of, admission to, or entry of pleas of no contest to any felony or any crime involving moral turpitude; (vi) Employee’s use of illegal drugs which, in the Company’s judgment, interferes with the performance of Employee’s duties; or (vii) Employee’s breach of any material provision of this Agreement.

(e)	“Commencement Date” shall mean .

(f) “Competitive Activities” shall mean (A) any business activities in the direct to consumer toy business in which the Company is engaged or has actual plans to engage and where the competitor derives 5% or more of its revenues from toy sales or (B) business activities of any kind for WalMart, Toys R Us, Target, KB Toys, Sears/Kmart, Amazon.com, Big Lots or JC Penny either (i) during the Term of Employment up to and including termination of employment, or (ii) for purposes of Employee’s obligations under Section 8(c) after the Term of Employment, at the time of termination of Employee’s employment.

(g)	“Confidential Information” shall have the meaning set forth in Section 8(a) below.

(h)	“Developments” shall have the meaning set forth in Section 8(f) below.

(i) “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(j)	“Plan” shall mean the Company’s 2004 Stock Incentive Plan.

(k) “Promissory Note” shall mean that certain Secured Limited Recourse Promissory Note and Pledge Agreement, dated                     , between Employee, as the maker, and D. E. Shaw Laminar Lending, Inc., as the holder.

(l) “Restricted Period” shall mean the period commencing on the Commencement Date and extending to the six month anniversary of Employee’s termination of employment for any reason.

(m)	“Shares” shall have the meaning set forth in the Stockholders Agreement.

(n) “Stockholders Agreement” shall mean that certain Stockholders Agreement, dated                     , by and among D. E. Shaw Laminar Portfolios, LLC, D. E. Shaw Laminar Lending, Inc., the Company, and certain other management investors.

(o)	“Term of Employment” shall mean the period specified in Section 2 below.

Section 2. Acceptance and Term of Employment.

The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. Unless sooner terminated as provided in Section 7 hereof, the Term of Employment shall commence on the Commencement Date and shall continue during the period ending on the close of the business of             .

Section 3. Position, Duties and Responsibilities.

(a) During the Term of Employment, Employee shall be employed and serve as Senior Vice President and Chief Information Officer of the Company (together with such other position or positions consistent with Employee’s title as the Company shall specify from time to time) and shall have such duties typically associated with such title.

(b) Employee shall devote his/her full business time, attention, skill and best efforts to the performance of his/her duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of his/her duties for the Company, or (z) interferes with the exercise of his/her judgment in the Company’s best interests.

Section 4. Compensation.

During the Term of Employment, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $                    , with increases, if any, as may be approved in writing by the Board.

(b) Annual Bonus. For each fiscal year during the Term of Employment, Employee shall be eligible to receive an annual bonus pursuant to the annual bonus plan adopted by the Board for such year, subject to its terms and conditions. For so long as the Promissory Note remains in effect, one third (1/3) of the amount of any such bonus, net of income taxes due on such bonus, shall be allocated as payment of accrued but unpaid interest and principal, as provided in Section 1(c)(ii) of the Promissory Note.

(c) Options. For the avoidance of doubt, Employee shall be eligible to participate in the Plan, subject to its terms and conditions.

Section 5. Employee Benefits.

During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement and other benefits provided to other similarly situated employees of the Company. Employee shall also be entitled to the same number of holidays, vacation, sick days and other benefits as are generally allowed to similarly situated employees of the Company in accordance with the Company policy in effect from time to time.

Section 6. Reimbursement of Business Expenses.

Employee is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 7. Termination of Employment.

(a) General. The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a voluntary resignation by Employee.

(b) Termination due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to the Accrued Obligations. Following such termination of Employee’s employment by the reason of death or Disability, except as set forth in this Section 7(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause. In the event the Company terminates Employee’s employment for Cause, he/she shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause, except as set forth in this Section 7(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment without Cause, effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i)	The Accrued Obligations; and

(ii) Continuation of Base Salary for          months, payable in accordance with the Company’s payroll practices.

Notwithstanding the foregoing, the payments and benefits described in subsection (ii) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee (A) breaches any provision of Section 8 hereof, or (B) obtains other employment. For the avoidance of doubt, in the event that the Employee violates section 8(c) of this Agreement, the Employee shall be obligated to immediately return any and all amounts paid to Employee pursuant to this Section 7.

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 7(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Voluntary Resignation by Employee for Good Cause. Employee may terminate his employment by providing the Company upon written notice for Good Cause. “Good Cause” shall include: (i) a material reduction in Employee’s job duties from those set forth and described in Exhibit 1 hereto [job-description]; or

(ii) a move of the business headquarters by more than 60 miles. In the event of a termination of employment by Employee under this Section 7(e), Employee shall be entitled only to the Accrued Obligations plus continued payment of his/her Base Salary for a period of              months from the date of Employee’s resignation. Following such resignation of Employee’s employment, except as set forth in this Section 7(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Expiration of the Term of Employment. Upon such expiration of the Term of Employment pursuant to Section 2 hereof, Employee shall be entitled to the Accrued Obligations, and except as set forth in this Section 7(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Section 7(d), Employee shall have executed a customary general release in favor of the Company and its affiliates and related parties in the form attached hereto as Exhibit A, and any waiting periods contained in such release shall have expired.

(h) Stockholders Agreement. For so long as the Stockholders Agreement remains in effect, upon termination of Employee’s employment hereunder for any reason, Shares held by Employee shall be governed by the terms of the Stockholders Agreement.

Section 8. Restrictive Covenants.

Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 8 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, and (B) by his employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and that the ability of the Company to continue in business could be seriously jeopardized if such information were to be used by the Employee or by other persons or companies that compete with the Company. For purposes of this Section 8, references to the Company shall be deemed to include its subsidiaries.

(a) Confidential Information. At any time during and after the end of the Term of Employment, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall notify the Company of receipt of such order or subpoena within 24 hours of receipt thereof and prior to any disclosure being made and use his best efforts to consult with the Board on the advisability of taking steps to resist or narrow such request prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Employee shall not, directly or indirectly disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, business strategies, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, or (ii) that the Company may receive belonging to suppliers, customers or others who do business with the Company (“Confidential Information”). Employee’s obligation under this Section 8(a) shall not apply to any information which (i) is known publicly; or (ii) is in the public domain or hereafter enters the public domain by some means other than as a result of unauthorized actions of the Employee hereunder.

(b) Ownership of Intellectual Property. All right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intellectual property, including, without limitation, any inventions, trade secrets, patents, trademarks, service marks, trade dress, trade names, copyrights, films, video, media, scripts, tests, software, applications, creations and properties invested , created, written, developed, taped, filmed, furnished, produced or disclosed by or to Employee in the course Employees relationship with the Company under this Agreement or any amendment hereto (the “Intellectual Property”) shall, as between the parties hereto, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. Any works of authorship shall be “works made for hire” to the maximum extent permitted by law as set forth more fully below. Employee hereby makes and agrees to make, any assignment necessary to effectuate this section and agrees to perform any act reasonably requested by the Company in furtherance of such assignment. Nothing contained in this Agreement shall be deemed to weaken or waive any rights related to the protection of trade secrets that the Company may have under common law or any applicable statutes.

(c) Non-Competition. Employee covenants and agrees that during the Restricted Period, with respect to any State of the United States of America or any other jurisdiction in which the Company engages in business or, following termination of Employee’s employment, is engaged in business at the time of such termination, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity (i) that engages in Competitive Activities, or (ii) in which any such relationship with Employee would result in the inevitable use or disclosure of Confidential Information. Notwithstanding anything herein to the contrary, this Section 8(c) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation.

(d) Non Solicitation; Non-Interference. During the Restricted Period, Employee shall not, directly or indirectly, for his own account or for the account of any other individual or entity, (i) encourage, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, as agent of, or a service provider to, the Company to terminate such person’s employment, agency or service, as the case may be, with the Company; (ii) solicit or accept business from any individual or entity for whom the Company provides services within the one-year period before the date of Employee’s termination of employment; or (iii) solicit or accept business from any prospective client of the Company who, within the one-year period prior to the date of Employee’s termination of employment, Employee had directly solicited or where, directly or indirectly, in whole or in part, Employee supervised or participated in the Company’s solicitation activities related to such prospective client, nor shall he assist any person or entity to engage in any activity prohibited by this subsection (c).

(e) Return of Documents. In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(f) Works for Hire. Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours (collectively referred to as “Developments”). Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Employee agrees to assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC Sec. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.

(g) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 8 unenforceable, the other provisions of this Section 8 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 9. Injunctive Relief.

Without intending to limit the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 8 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 8 hereof, restraining Employee from engaging in activities prohibited by Section 8 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 8 hereof. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 8(b) or (c) hereof and during any other period required for litigation during which the Company seeks to enforce this covenant against Employee if it is ultimately determined that such person was in breach of such covenants.

Section 10. Representations and Warranties of Employee.

Employee represents that:

(a) Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b) he has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound; and

(c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its affiliates, it being understood that because of the limited recourse of the Promissory Note, no such right of set-off, counterclaim or recoupment shall apply to the Promissory Note except to the extent specifically provided in the Promissory Note.

Section 13. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

Section 14. Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 15. Severability and Governing Law.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

Section 16. Notices.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 17. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 18. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 19. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 7 through Section 20 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

Section 20. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

eToys Direct, Inc.

By: Michael J. Wagner
Title: President and CEO

Employee